EXHIBIT 99.1

INSMED ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER AND SIX-MONTHS ENDED JUNE 30, 2008

RICHMOND, VA. August 8, 2008 - Insmed Inc. (Nasdaq CM: INSM), a developer of follow-on biologics and biopharmaceuticals, today reported results for the second quarter and six-months ended June 30, 2008.

Recent Company Highlights

•	Follow-on Biologics Program

•

Completed clinical trial demonstrating the bioequivalence of INS-19, the company’s recombinant human granulocyte colony stimulating factor (G-CSF), to Neupogen®, an FDA-approved G-CSF product for the treatment of neutropenia that recorded 2007 sales of approximately $1 billion;

•

Retained The Honorable Bill Thomas, Former Chairman of the House Ways and Means Committee from 2001 to 2007, as a strategic advisor to provide counsel on the Company’s efforts to bring follow-on biologics (“FOB”) to U.S. consumers;

•	Retained the services of RBC Capital Markets (“RBC”) to act as Insmed’s strategic financial advisor to evaluate and focus the Company’s strategic initiatives.

•	IPLEX™
•	The Phase 2 trial of IPLEX™ in Myotonic Muscular Dystrophy (“MMD”), which was initiated in December 2007, has seen a strong patient and physician interest and is now fully enrolled;

•

Received $2.6 million in cost recovery revenue in the second quarter related to the expanded access program (“EAP”) for IPLEX™. The EAP in Italy to treat patients with Amyotrophic Lateral Sclerosis (“ALS”), also known as Lou Gehrig’s Disease, currently includes 22 physicians and approximately 100 subjects have enrolled.

“Over the past several months, Insmed has achieved several important milestones across the full spectrum of its business,” said Geoff Allan, President and CEO of Insmed. “Most importantly, our FOB initiatives have received strong scientific validation with the exciting results of the INS-19 clinical trial that demonstrated bioequivalence to Neupogen®, opening the door to a potential meeting with the FDA to discuss the initiation of a possible Phase 3 trial. Additionally, retaining both Chairman Thomas to represent our interests inside the Beltway in the discussion around creating a regulatory pathway for FOB, and RBC to evaluate our strategic financial options will ensure that we make informed decisions for moving our FOB program forward, and advancing the development of IPLEX™ in MMD and ALS.”

Revenues for the second quarter ended June 30, 2008 were $2.6 million, up from $2.3 million for the corresponding period in 2007. The increase was primarily attributable to a $1.4 million improvement in cost recovery from our EAP to treat patients with ALS in Italy. This was partially offset by the absence of license income from our agreement with Napo Pharmaceuticals Inc., (“Napo”) from which we received a milestone payment in the second quarter of 2007.

The net loss for the second quarter of 2008 was $4.7 million or $0.04 per share, compared with a net loss of $2.5 million or $0.02 per share in the second quarter of 2007. This $2.2 million increase was primarily attributable to a $2.2 million increase in total expenses as the increase in revenues for the quarter was offset by the increase in net interest expense.

The $2.2 million total increase in expenses was due primarily to a $1.8 million increase in research and development expenses (“R&D Expenses”), a $340,000 increase in selling, general and administrative expenses (“SG&A Expenses”), and the realization of a $54,000 non-cash loss on investments.

The higher R&D Expenses reflected a rise in clinical trial costs this last quarter as our FOB and IPLEX™ programs gained momentum. The increase in SG&A Expenses was due primarily to increased investor relations and public relations activity and the loss on investments arises from the write-down of our investment in Napo. This investment, which was funded by a milestone payment from Napo, was recorded as part of our agreement with Napo in 2007.

For the six months ended June 30, 2008, revenues totaled $5.0 million, up from $3.9 million in the first six months of 2007. Consistent with second quarter results, the increase was primarily attributable to a $3.0 million improvement in cost recovery from our EAP to treat patients with ALS in Italy. This was partially offset by the absence of license income from Napo and the revenues lost from our withdrawal of IPLEX™ in the short stature market pursuant to the terms of our settlement agreement with Genentech Inc. and Tercica Inc. entered into in 2007.

The net loss for the six months ended June 30, 2008 was $9.5 million, or $0.08 per share, compared to $12.8 million, or $0.12 per share, for first six months of 2007. Year-over-year, R&D Expenses increased to $10.8 million for the first half of 2008, from $9.8 million, reflecting an increase in clinical trial activity for our FOB and IPLEX™ programs. SG&A Expenses fell to $3.0 million for the first half of 2008 from $6.5 million a year earlier due to the elimination of litigation expenses following the March 2007 settlement and the removal of commercial expenses associated with our business restructuring plan. The $446,000 loss on investments represents the write down on the Napo investment during the first half of 2008.

Interest income for the first half of 2008 was $375,000 and was a reduction from the $525,000 earned in the same period of 2007 due to the combination of a lower interest rate environment and a lower average cash balance. Interest expense increased to $682,000 in the most recent six month period from $306,000 during the corresponding period of 2007. The increase was due to an increase in the debt discount amortization resulting from the quarterly payment of our 2005 convertible notes, which began in March 2008.

As of June 30, 2008, we had total cash, cash equivalents and short-term investments on hand of $9.4 million, compared to $16.5 million on hand as of December 31, 2007. The $7.1 million decrease in cash, cash equivalents and short-term investments primarily reflects the use of $6.0 million for operating activities and a $1.1 million principal repayment of our 2005 convertible notes, which began on March 1, 2008.

Conference Call

To participate in today’s 8:30 AM ET live conference call, please dial 866-202-1971 (U.S. callers) or 617-213-8842 (international callers), and provide passcode 85261742. A live webcast of the call will also be available at:

http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=1907655

Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days beginning today at 10:30 AM ET at 888-286-8010 (U.S. callers) or 617-801-6888 (international callers), using passcode 46396392.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the FOB market in the United States may be slow to develop or never develop, government regulation of the FOB market (in foreign countries and possibly in the United States) could be onerous or slow in developing or never develop, we may lack financial resources to complete development of product candidates or to fund the ongoing operations of the Company, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the FOB market may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

INSMED INCORPORATED

Consolidated Balance Sheets

(in thousands, except share and per share data)

	(unaudited)
	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$9,447	$16,479
Accounts receivable, net	50	250
Prepaid expenses	193	244

Total current assets	9,690	16,973

Long-term assets:
Restricted cash - long term	2,095	2,095
Investments	54	258
Deferred financing costs, net	117	170
Property and equipment, net	—	4

Total long-term assets	2,266	2,527

Total assets	$11,956	$19,500

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,088	$904
Accrued project costs & other	1,035	503
Payroll liabilities	1,178	631
Restricted stock unit liability	12
Interest payable	18	23
Deferred rent	115	115
Deferred income	825	245

Convertible debt	2,211	2,211
Debt discount	(784)	(950)

Net convertible debt	1,427	1,261

Total current liabilities	5,698	3,682

Long-term liabilities:
Convertible debt	1,658	2,764
Debt discount	(312)	(651)

Net long-term convertible debt	1,346	2,113

Asset retirement obligation	2,217	2,217

Total liabilities	9,261	8,012

Stockholders’ equity:
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 122,305,635 in 2008 and 121,904,312 in 2007	1,223	1,219
Additional paid-in capital	341,771	341,270
Accumulated deficit	(340,299)	(330,759)
Accumulated other comprehensive loss:
Unrealized loss on investment	—	(242)

Net stockholders’ equity	2,695	11,488

Total liabilities and stockholders’ equity	$11,956	$19,500

INSMED INCORPORATED

Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales, net	$—	$—	$—	$423
Royalties	29	17	54	52
License income	—	1,045	—	1,545
Other expanded access program income	2,619	1,213	4,911	1,915

Total revenues	2,648	2,275	4,965	3,935

Operating expenses:
Cost of goods sold	—	—	—	576
Research and development	5,536	3,691	10,777	9,796
Selling, general and administrative	1,493	1,153	2,975	6,535
Loss on investments	54	—	446	—

Total expenses	7,083	4,844	14,198	16,907

Operating loss	(4,435)	(2,569)	(9,233)	(12,972)

Interest income	96	224	375	525
Interest expense	(328)	(155)	(682)	(306)

Net loss	$(4,667)	$(2,500)	$(9,540)	$(12,753)

Basic and diluted net loss per share	$(0.04)	$(0.02)	$(0.08)	$(0.12)

Shares used in computing basic and diluted net loss per share	121,989	113,577	121,989	107,486

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands - unaudited)

	Six Months Ended
	June 30,
	2008	2007
Operating activities
Net loss	$(9,540)	$(12,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	562	168
Stock based compensation expense	298	129
Stock options issued for services	140	39
Realized loss on investments	446	—
Changes in operating assets and liabilities:
Accounts receivable	200	241
Inventory	—	576
Other assets	51	(124)
Accounts payable	184	(6,507)
Accrued project costs	532	(702)
Payroll liabilities	547	(59)
Restricted stock unit liability	12	—
Deferred income	580	—
Asset retirement obligation	—	295
Interest payable	(5)	—

Net cash used in operating activities	(5,993)	(18,697)

Investing activities
Decreases of short-term investments	4,857	12,044
Purchases of investments	—	(500)

Net cash provided by investing activities	4,857	11,544

Financing activities
Proceeds from issuance of common stock
Public Offering	—	18,230
Issuance costs	—	(1,266)
Other	67	83

Total proceeds from issuance of common stock	67	17,047

Costs incurred in conjunction with issuance of debt	—	—
Repayment of convertible notes	(1,106)	—
Other	—	297

Net cash (used in) provided by financing activities	(1,039)	17,344

(Decrease) Increase in cash and cash equivalents	(2,175)	10,191
Cash and cash equivalents at beginning of period	3,554	2,121

Cash and cash equivalents at end of period	$1,379	$12,312

Supplemental information
Cash paid for interest	$129	$141

The table below details the “Cash and cash equivalents” from the statement of cash flows to “Cash, cash equivalents and short-term investments” shown on the balance sheet.

	June 30,	December 31,
	2008	2007
Cash and Cash Equivalents	1,379	3,554
Short-Term Investments	8,068	12,925

Total Cash and Cash Equivalents and Short-Term Investments	9,447	16,479